Exhibit 3.1

CERTIFICATE OF AMENDMENT
of
AMENDED AND RESTATED ARTICLES OF INCORPORATION
of
WEST PHARMACEUTICAL SERVICES, INC.

The Amended and Restated Articles of Incorporation of the Corporation, filed with the Secretary of State of the Commonwealth of Pennsylvania on December 17, 2007, are hereby amended by deleting Paragraph (a) of Article 8 thereof in its entirety and by substituting in lieu thereof, the following:

(a)                                 Number, Election and Term.  Except as otherwise fixed by or pursuant to the provisions of Article 5 hereof relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or in the event of and during a default period to elect directors under specified circumstances, the number of the directors of the Corporation shall be fixed from time to time pursuant to the Bylaws of the Corporation.  At the annual meeting of shareholders held in 2012, and at each succeeding annual meeting of the shareholders of the Corporation, the directors shall not be classified, and the directors, other than those who may be elected by the holders of any class or series of stock having a preference over the Common Stock as to dividends or in the event and during a default period, shall be elected and shall hold office until the next annual meeting of shareholders and until their respective successors are elected and qualified, or until the earlier of his or her death, resignation, retirement, disqualification or removal from office.  Subject to paragraph (c) of this Article 8, all directors shall be elected by plurality vote of all votes cast at such meeting.

*Certificate of Amendment of the Amended and Restated Articles of Incorporation of West Pharmaceutical Services, Inc.

Filed with the Commonwealth of Pennsylvania on May 5, 2011.

IN TESTIMONY WHEREOF, the undersigned corporation has caused these Articles of Amendment to be signed by a duly authorized officer of the corporation this 5th day of May, 2011.

West Pharmaceutical Services, Inc.

By:	/s/ John R. Gailey III

Name:	John R. Gailey III

Title:	Vice President, General Counsel & Corporate Secretary

*Certificate of Amendment of the Amended and Restated Articles of Incorporation of West Pharmaceutical Services, Inc.

Filed with the Commonwealth of Pennsylvania on May 5, 2011.

AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF WEST PHARMACEUTICAL SERVICES, INC.

1.             The name of the Corporation is West Pharmaceutical Services, Inc.

2.             The location and post office address of the Corporation’s registered office in Pennsylvania is c/o Corporation Service Company, 319 Market Street, Harrisburg, PA  17101.

3.             The Corporation is incorporated under the Pennsylvania Business Corporation Law and shall have unlimited power to engage in and to do any lawful act concerning any or all lawful business, including manufacturing, processing, research and development, for which corporations may be incorporated under the Pennsylvania Business Corporation Law.

4.             The term for which the Corporation is to exist is perpetual.

5.             Capital Stock.  The aggregate number of shares of capital stock which the Corporation shall have authority to issue is 53,000,000 shares, consisting of (i) 3,000,000 shares of Preferred Stock, par value $.25 per share (“Preferred Stock”) and (ii) 50,000,000 shares of Common Stock, par value $.25 per share (“Common Stock”).

The following is a statement of the designations, preferences qualifications, limitations, restrictions and the special or relative rights granted to or imposed upon the shares of each such class:

Preferred Stock

(a)           Issue in Series.  Preferred Stock may be issued from time to time in one or more series, each such series to have the terms stated herein and in the resolution of the board of directors providing for its issue.  All shares of any one series of Preferred Stock shall be identical, but shares of different series of Preferred Stock need not rank equally or be identical except insofar as provided by law or hereunder.

(b)           Creation of Series.  The board of directors shall have authority by resolution to cause to be created one or more series of Preferred Stock, and to determine and fix with respect to each series, prior to the issuance of any shares of the series to which such resolution relates:

(i)            The distinctive designation of the series and the number of shares which shall constitute the series, which number may be increased or decreased (but not below the number of shares then outstanding) from time to time by action of the board of directors;

(ii)           The dividend rate and the times of payment of dividends on the shares of the series, whether dividends shall be cumulative, and, if so, from what date or dates;

(iii)          The price or prices at which, and the terms and conditions on which, the shares of the series may be redeemed at the option of the Corporation;

(iv)          Whether or not the shares of the series shall be entitled to the benefit of a retirement or sinking fund to be applied to the purchase or redemption of such shares and, if so entitled, the annual amount of such fund and the terms and provisions relative to the operation thereof;

(v)           Whether or not the shares of the series shall be convertible into, or exchangeable for, shares of any other series of the same or any other class or classes of stock of the Corporation, and if so convertible or exchangeable, the conversion price or prices, or the rates of exchange, and any adjustments thereof, if any, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange;

(vi)          The rights of the shares of the series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

(vii)         Whether or not the shares of the series shall have priority over or parity with or be junior to the shares of any other series or class in any respect or shall be entitled to the benefit of limitations restricting the issuance of shares of any other series or class having priority over or being on a parity with the shares of such series in any respect, or restricting the payment of dividends on, or the making of other distributions in respect of shares of any other series or class ranking junior to the shares of the series as to dividends or assets, or restricting the purchase or redemption of the shares of any such junior series or class, and the terms of any such restrictions;

(viii)        Whether the series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights; and

(ix)           Any other preferences qualifications, privileges and other relative or special rights and limitations of that series.

(c)           Dividends.  Holders of Preferred Stock shall be entitled to receive, when and as declared by the board of directors, out of funds legally available for the payment thereof, dividends at the rates fixed by the board of directors for the respective series, and no more, before any dividends shall be declared and paid, or set apart for payment, on Common Stock with respect to the same dividend period.

(d)           Preference on Liquidation.  In the event of the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, holders of each series of Preferred Stock shall be entitled to receive the amount fixed for such series plus, in the case of any series on which dividends shall have been determined by the board of directors to be cumulative, an amount equal to all dividends accumulated and unpaid thereon to the date of final distribution whether or not earned or declared.  If the assets of the Corporation are not sufficient to pay such amounts in full, holders of all shares of Preferred Stock shall participate ratably in the distribution of assets in proportion to the full amounts to which they are entitled or in such order or priority, if any, as shall have been fixed in the resolution or resolutions providing for the issuance of the series of Preferred Stock.  Neither the merger nor consolidation of the Corporation into or with any other corporation, nor a sale, transfer or lease of all or part of its assets, shall be deemed a liquidation of the Corporation within the meaning of this paragraph.

(e)           Redemption.  The Corporation at the option of the board of directors may redeem all or part of the shares of any series of Preferred Stock on the terms and conditions fixed for such series.  In case of the redemption of less than all outstanding shares of any series of Preferred Stock, the shares to be redeemed shall be selected by lot or in such other manner as the board of directors determines.

(f)            Voting Rights.  Except as otherwise required by law or as otherwise provided in any certificate creating any series of Preferred Stock, the holders of such of the series of Preferred Stock, if any, as shall have been granted such power pursuant to any certificate creating any series of Preferred Stock shall, together with the holders of Common Stock, exclusively possess voting power in the election of directors and for all other purposes, and the holders of the other series of Preferred Stock shall have no voting power and shall not be entitled to any notice of any meeting of shareholders.

Series A Junior Participating Preferred Stock

(a)           Designation and Amount.  There shall be a series of Preferred Stock designated as “Series A Junior Participating Preferred Stock” and the aggregate number of shares constituting such series shall be 50,000.

(b)           Dividends and Distributions.

(i)            Subject to the prior and superior rights of the holders of any shares of any series of Preferred Stock ranking prior and superior to the shares of Series A Junior Participating Preferred Stock with respect to dividends, the holders of shares of Series A Junior Participating Preferred Stock shall be entitled to receive, when, as and if declared by the board of directors out of funds legally available for the purpose, quarterly dividends payable in cash on March 31, June 30, September 30 and December 31 in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Junior Participating Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $10 or (b) subject to the provision for adjustment hereinafter set forth, 1,000 times the aggregate per share amount of all cash dividends, and 1,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Junior Participating Preferred Stock.  In the event the Corporation shall at any time after January 16, 1990 (the “Rights Declaration Date”) (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount to which holders of shares of Series A Junior Participating Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(ii)           The Corporation shall declare a dividend or distribution on the Series A Junior Participating Preferred Stock as provided in paragraph (I) above immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $10 per share on the Series A Junior Participating Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

(iii)          Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Junior Participating Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series A Junior Participating Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Junior Participating Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding.  The Board of Directors may fix a record date for the determination of holders of shares of Series A Junior participating Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 30 days prior to the date fixed for the payment thereof.

(c)           Voting Rights.  The holders of shares of Series A Junior Participating Preferred Stock shall have the following voting rights:

(i)            Subject to the provision for adjustment hereinafter set forth, each share of Series A Junior Participating Preferred Stock shall entitle the holder thereof to 1,000 votes on all matters submitted to a vote of the shareholders of the Corporation.  In the event the Corporation shall at any time after the Rights Declaration Date (a) declare any dividend on Common Stock payable in shares of Common Stock, (b) subdivide the outstanding Common Stock, or (c) combine the~ outstanding Common Stock into a smaller number of shares, then in each such case the number of votes per share to which holders of shares of Series A Junior Participating Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(ii)           Except as otherwise provided herein or by Jaw, the holders of shares of Series A Junior Participating Preferred Stock and the holders of shares of common Stock shall vote together as one class on all matters submitted to a vote of shareholders of the Corporation.

(iii)          (A)          If at any time dividends on any Series A Junior Participating Preferred Stock shall be in arrears in an amount equal to six (6) quarterly dividends thereon, the occurrence of such contingency shall mark the beginning of a period (herein called a “default period”) which shall extend until such time when all accrued and unpaid dividends for all previous quarterly dividend periods and for the current quarterly dividend period on all shares of Series A Junior Participating Preferred Stock then outstanding shall have been declared and paid or set apart for payment.  During each default period, all holders of Preferred Stock (including holders of the Series A Junior Participating Preferred Stock) with dividends in arrears in an amount equal to six (6) quarterly dividends thereon, voting as a class, irrespective of series, shall have the right to elect two (2) directors.

(B)           During any default period, such voting right of the holders of Series A Junior Participating Preferred Stock may be exercised initially at a special meeting called pursuant to subparagraph (C) of this paragraph (c)(iii) or at any annual meeting of shareholders, and thereafter at annual meetings of shareholders, provided that neither such voting right nor the right of the holders of any other series of Preferred Stock, if any, to increase, in certain cases, the authorized number of directors shall be exercised unless the holders of ten percent (10)% in number of shares of Preferred Stock outstanding shall be present in person or by proxy.  The absence of a quorum of the holders of Common Stock shall not affect the exercise by the holders of Preferred Stock of such voting right.  At any meeting at which the holders of Preferred Stock shall exercise such voting right initially during an existing default period, they shall have the right, voting as a class, to elect directors to fill such vacancies, if any, in the board of directors as may then exist up to two (2) directors or, if such right Is exercised at an annual meeting, to elect two (2) directors.  If the number which may be so elected at any special meeting does not amount to the required number, the holders of the Preferred Stock shall have the right to make such increase in the number of directors as shall be necessary to permit the election by them of the required number.  After the holders of the Preferred Stock shall have exercised their right to elect directors in any default period and during the continuance of such period, the number of directors shall not be increased or decreased except by vote of the holders of Preferred Stock as herein provided or pursuant to the rights of any equity securities ranking senior to or pari passu with the Series A Junior Participating Preferred Stock.

(C)           Unless the holders of Preferred Stock shall, during an existing default period, have previously exercised their right to elect directors, the board of directors may order, or any shareholder or shareholders owning in the aggregate not less than ten percent (10%) of the total number of shares of Preferred Stock outstanding, irrespective of series, may request, the calling of a special meeting of the holders of Preferred Stock, which meeting shall thereupon be called by the President, a Vice-President or the Secretary of the Corporation.  Notice of such meeting and of any annual meeting at which holders of Preferred Stock are entitled to vote pursuant to this subparagraph (C) shall be given to each holder of record of Preferred Stock by mailing a copy of such notice to him at his last address as the same appears on the books of the Corporation.  Such meeting shall be called for a time not earlier than 20 days and not later than 60 days after such order or request or in default of the calling of such meeting within 60 days after such order or request, such meeting may be called on similar notice by any shareholder or shareholders owning in the aggregate not less than ten percent (10%) of the total number of shares of Preferred Stock outstanding.  Notwithstanding the provisions of this subparagraph (C), no such special meeting shall be called during the period within 60 days immediately preceding the date fixed for the next annual meeting of the shareholders.

(D)          In any default period, the holders of Common Stock, and other classes of stock of the Corporation if applicable, shall continue to be entitled to elect the whole number of directors until the holders of Preferred Stock shall have exercised their right to elect two (2) directors voting as a class, after the exercise of which right (x) the directors so elected by the holders of Preferred Stock shall continue in office until their successors shall have been elected by such holders or until the expiration of the default period, and (y) any vacancy in the board of directors may (except as provided in subparagraph (B) of this paragraph (c)(iii) be filled by vote of a majority of the remaining directors theretofore elected by the holders of the class of stock which elected the director whose office shall have become vacant.  References in this subparagraph (D) to directors elected by the holders of a particular class of stock shall include directors elected by such directors to fill vacancies as provided in clause (y) of the preceding sentence.

(E)           Immediately upon the expiration of a default period, (x) the right of the holders of Preferred Stock as a class to elect directors shall cease, (y) the term of any directors elected by the holders of Preferred Stock as a class shall terminate, and (z) the number of directors shall be such number as may be provided for in the Articles of Incorporation or Bylaws irrespective of any increase made pursuant to the provisions of subparagraph (B) of this paragraph (c)(iii) (such number being subject, however, to change thereafter in any manner provided by law or in the Articles of Incorporation or Bylaws).  Any vacancies in the board of directors effected by the provisions of clauses (y) and (z) in the preceding sentence may be filled by a majority of the remaining directors.

(iv)          Except as set forth herein, holders of Series A Junior participating Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extend they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

(d)           Certain Restrictions

(i)            Whenever quarterly dividends or other dividends or distributions payable on the Series A Junior Participating Preferred Stock as provided in paragraph (b) are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Junior Participating Preferred Stock outstanding shall have been paid in full, the Corporation shall not

(A)          declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Junior Participating Preferred Stock;

(B)           declare or pay dividends on or make any other distributions on any shares of stock ranking on a party (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Junior Participating Preferred Stock, except dividends paid ratably on the Series A Junior Participating Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(C)           redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Junior Participating Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Junior Participating Preferred Stock; or

(D)          purchase or otherwise acquire for consideration any shares of Series A Junior Participating Preferred Stock, or any shares of stock ranking on a parity with the Series A Junior Participating Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the board of directors) to all holders of such shares upon such terms as the board of directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(ii)           the Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (d)(i), purchase or otherwise acquire such shares at such time and in such manner.

(e)           Reacquired Shares.  Any shares of Series A Junior Participating Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof.  All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the board of directors, subject to the conditions and restrictions on issuance set forth herein.

(f)            Liquidation, Dissolution or Winding Up.

(i)            Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Corporation, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Junior Participating Preferred Stock unless, prior thereto, the holders of shares of Series A Junior Participating Preferred Stock shall have received $10 per share, plus an amount equal to accrued and unpaid dividends any distribution thereon, whether or not declared, to the date of such payment (the “Series A Liquidation Preference”).  Following the payment of the full amount of the Series A Liquidation Preference, no additional distributions shall be made to the holders of shares of Series A Junior Participating Preferred Stock unless, prior thereto, the holders of shares of Common Stock shall have received an amount per share (the “Common Adjustment”) equal to the quotient obtained by dividing (a) the Series A Liquidation Preference by (b) 1,000 (as appropriately adjusted as set forth in paragraph (iii) below to reflect such events as stock splits, stock dividends and recapitalizations with respect to the Common Stock) (such number in clause (b), the “Adjustment Number”).  Following the payment of the full amount of the Series A Liquidation Preference and the Common Adjustment in respect of all outstanding shares of Series A Junior participating Preferred Stock and common Stock, respectively, holders of Series A Junior Participating Preferred Stock and holders of shares of Common Stock shall receive their ratable and proportionate share of the remaining assets to be distributed in the ratio of the Adjustment Number to I with respect to such Preferred Stock and common Stock, on a per share basis, respectively.

(ii)           In the event, however, that there are not sufficient assets available to permit payment in full of the Series A Liquidation Preference and the liquidation preferences of all other series of Preferred Stock, if any, which rank on a parity with the Series A Junior Participating Preferred Stock, then such remaining assets shall be distributed ratably to the holders of such parity shares in proportion to their respective liquidation preferences.  In the event, however, that there are not sufficient assets available to permit payment in full of the Common Adjustment, then such remaining assets shall be distributed ratably to the holders of Common Stock.

(iii)          In the event the Corporation shall at any time after the Rights Declaration Date (a) declare any dividend on Common Stock payable in shares of Common Stock, (b) subdivide the outstanding Common Stock, or (c) combine the outstanding common Stock into a smaller number of shares, then in each such case the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(g)           Consolidation, Merger, etc.  In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series A Junior Participating Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 1,000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged.  In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Junior Participating Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(h)           No Redemption.  The shares of Series A Junior Participating Preferred Stock shall not be redeemable.

(i)            Ranking.  The Series A Junior Participating Preferred Stock shall rank junior to all other series of Preferred Stock as to the payment of dividends and the distribution of assets unless the terms of any such series shall provide otherwise.

(j)            Amendment.  The Articles of Incorporation of the Corporation shall not be further amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Junior Participating Preferred Stock so as to affect them adversely without the affirmative vote of the holders of a majority or more of the outstanding shares of Series A Junior Participating Preferred Stock, voting separately as a class.

(k)           Fractional Shares.  Series A Junior Participating Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends participate in distributions and to have the benefit of all other rights of holders of Series A Junior Participating Preferred Stock.

Common Stock

(a)           Dividends.  Holders of Common Stock shall be entitled to receive such dividends as may be declared by the board of directors, except that the Corporation will not declare, pay or set apart for payment any dividend on shares of Common Stock (other than dividends payable in Common Stock), or directly or indirectly make any distribution on, redeem, purchase or otherwise acquire any such shares, if at the time of such action the Corporation is in default with respect to any dividend due and payable on, or any sinking or purchase fund requirement relating to, any shares of Preferred Stock.

(b)           Distribution of Assets.  In the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, holders of Common Stock shall be entitled to receive pro rate all of the remaining assets of the Corporation available for distribution to its shareholders after all amounts to which the holders of Preferred Stock are entitled have been paid or set aside in cash for payment.

(c)           Voting Rights.  Except as otherwise required by law or provided in any certificate creating any series of Preferred Stock, the holders of Common Stock shall have the exclusive right to vote in the election of directors and for all other purposes, each such holder being entitled to one vote for each share thereof held.

6.             Vote Required for Certain Significant Transactions

(a)           Higher Vote for Certain Significant Transactions.  In addition to any affirmative vote required by law or these Articles of Incorporation, and except as otherwise expressly provided in paragraph (b) of this Article 6:

(i)            any merger or consolidation of the Corporation or any Subsidiary (as hereinafter defined) with (a) any Related Person (as hereinafter defined), or (b) any other corporation (whether or not itself a Related Person) which is, or after such merger or consolidation would be, an Affiliate (as hereinafter defined) of a Related Person; or

(ii)           any sale, lease, exchange, mortgage, pledge, transfer or other disposition(in one transaction or a series of transactions) to or with any Related Person or any Affiliate of any Related Person of any assets of the Corporation or any Subsidiary having an aggregate Fair Market Value (as hereinafter defined) of $1,000,000 or more; or

(iii)          the issuance or transfer by the Corporation or any Subsidiary (in one transaction or a series of transactions) of any securities of the Corporation or any Subsidiary to any Related Person or any Affiliate of any Related Person in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value of $1,000,000 or more; or

(iv)          the purchase by the Corporation or any Subsidiary (in one transaction or a series of transactions within a two year period) of any outstanding shares of capital stock of the Corporation which entitles the holder thereof to vote generally in the election of directors (the “Voting Stock”) in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value of $1,000,000 or more; or

(v)           the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of a Related Person or any Affiliate of any Related Person; or

(vi)          any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving a Related Person) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Corporation or any Subsidiary which is directly or indirectly owned by any Related Person or any Affiliate of any Related Person;

shall require the affirmative vote of the holders of at least 80% of the voting power of the then-outstanding shares of voting Stock, voting together as a single class.  (For purposes of this Article 6, each share of the Voting Stock shall have the number of votes granted to it pursuant to Article 5 of these Articles of Incorporation).  Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or in any agreement with any national securities exchange or otherwise.

The term “Significant Transaction” as used in this Article 6 shall mean any transaction which is referred to in any one or more of paragraphs (i) through (vi) of paragraph (a) of this Article 6.

(b)           When Higher Vote is Not Required.  The provisions of paragraph (a) of this Article 6 shall not be applicable to any particular Significant Transaction, and such Significant Transaction shall require only such action as is required by law, the Bylaws of the Corporation, and any other provision of these Articles of Incorporation, if all of the conditions specified in either of the following paragraphs (i) and (ii) are met:

(i)            The Significant Transaction shall have been approved by a majority of the continuing Directors (as hereinafter defined) or

(ii)           All of the following conditions shall have been met:

(A)          The aggregate amount of the cash and the Fair Market Value as of the date of the consummation of the Significant Transaction of consideration other than cash to be received per share by holders of Common Stock in such Significant Transaction shall be at least equal to the highest of the following:

(1)           the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid by the Related Person for any shares of Common Stock acquired by it (a) within the two-year period immediately prior to the first public announcement of the proposal of the significant Transaction (the “Announcement Date”), or (b) in the transaction in which it became a Related Person, whichever is higher; and

(2)           the Fair Market Value per share of Common Stock on the Announcement Date or on the date on which the Related Person became a Related Person, whichever is higher; and

(3)           the earnings per share of Common Stock for the four full consecutive fiscal quarters immediately preceding the Announcement Date as to which financial results have been published by the Corporation, multiplied by the then highest price/earnings multiple (if any) of such Related Person or any of its Affiliates as customarily computed and reported in the financial community; and

(4)           the price per share equal to the Fair Market Value per share of Common Stock determined pursuant to subparagraph (A)(2) of this paragraph (b)(ii), multiplied by a fraction the numerator of which is the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid by the Related Person for any shares of Common Stock acquired by it within the two-year period immediately prior to the Announcement Date and the denominator of which is the Fair Market Value per share of Common Stock on the first day in such two-year period upon which the Related Person acquired any shares of Common Stock.

(B)           the consideration to be received by the holders of Common Stock in such Significant Transaction shall be either cash or the same type of consideration used by the Related Person in acquiring the largest portion of its holdings of Common Stock prior to the first public announcement of the proposed Significant Transaction.

(C)           After such Related Person has become a Related Person and prior to the consummation of such Significant Transaction: (1) there shall have been (a) no failure to pay nor reduction in the annual rate of dividends paid on the Common Stock (as such rate may be adjusted from time to time to reflect changes in the Corporation’s capitalization) unless such failure to pay or reduction is approved by a majority of the continuing Directors; and (2) such Related Person shall not have become the beneficial owner of any additional shares of Voting Stock except as part of the transaction which results in such Related Person becoming a Related Person.

(D)          after such Related Person has become a Related Person, such Related Person shall not have received the benefit, directly or indirectly (except proportionately as a shareholder of the Corporation), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation, whether in anticipation of or in connection with such Significant Transaction or otherwise.

(E)           A proxy or information statement describing the proposed Significant Transaction and complying with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations) shall be mailed to public shareholders of the Corporation at least 30 days prior to the consummation of such Significant Transaction (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions).

(c)           Certain Definitions.  For the purposes of this Article 6:

(i)            A “person” shall mean any individual, firm, corporation or other entity.

(ii)           “Related Person” shall mean any person (other than the Corporation or any Subsidiary) who or which:

(A)          is the beneficial owner, directly or indirectly, of more than 10% of the voting power of the outstanding Voting Stock; or

(B)           is an Affiliate of the Corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then-outstanding Voting Stock; or

(C)           is an assignee of or has otherwise succeeded to any shares of Voting Stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by any Related Person, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.

If two or more person shall at any time be “Related Persons,” each Related Person whose involvement in a transaction causes it to be a Significant Transaction shall be treated as: (a) “the Related Person” for purposes of the application of the requirements of paragraph (b) of this Article 6 to such transaction, and (b) “the Related Person in question” for purposes of determining whether a person is a “Continuing Director” with respect to such transaction.

(iii)          A person shall be a “beneficial owner” of any Voting Stock:

(A)          which such person or any of its Affiliates or Associates (as hereinafter defined) beneficially owns, directly or indirectly; or

(B)           which such person or any of its Affiliates or Associates has (1) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (2) the right to vote pursuant to any agreement, arrangement or understanding; or

(C)           which is beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Voting Stock.

(iv)          For the purposes of determining whether a person is a Related Person pursuant to paragraph (c)(ii), the number of share of Voting Stock deemed to be outstanding shall include shares deemed owned through application of paragraph (c)(iii) but shall not include any other shares of Voting Stock which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

(v)           “Affiliate” or “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulation under the Securities Exchange Act of 1934, as in effect on May 5, 1983.

(vi)          “Subsidiary” means any corporation of which a majority of any class of equity security is owned, directly or indirectly, by the Corporation; provided, however, that for the purposes of the definition of Related Person set forth in paragraph (c)(ii), the term “Subsidiary” shall mean only a corporation of which a majority of each class of equity security is owned, directly or indirectly, by the Corporation.

(vii)         “Continuing Director” means any member of the board of directors of the Corporation (the “Board”) who (a) was a member of the Board as of May 5, 1983, or (b) is not affiliated with the Related Person and was a member of the Board prior to the time that the Related Person became a Related Person, or (c) is a successor of a Continuing Director who is unaffiliated with the Related Person and is recommended to succeed a Continuing Director by a majority of Continuing Directors then on the Board.

(viii)        “Fair Marker Value” means: (a) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange—Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Deals, Inc.  Automated Quotations System or any system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by the Board in good faith; and (b) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by the Board in good faith.

(ix)           In the event of any Significant Transaction in which the Corporation survives, the phrase “consideration other than cash to be received” as used in subparagraph (A) of paragraph (b)(ii) of this Article 6 shall include the shares of Common Stock, and/or the shares of any other class of outstanding Voting Stock retained by the holders of such shares.

(x)            The Continuing Directors of the Corporation shall have the power and duty to determine for the purposes of this Article 6, on the basis of information known to them after reasonable inquiry, (a) whether a person is a Related Person, (b) the number of shares of Voting Stock beneficially owned by any person, (c) whether a person is an Affiliate or Associate of another, and (d) whether the assets which are the subject of any Significant Transaction have, or the consideration to be received for the issuance or transfer of securities by the Corporation or any Subsidiary in any Significant Transaction has an aggregate Fair Market Value of $1,000,000 or more.

(d)           No Effect on Fiduciary Obligations of Related Persons.  Nothing contained in this Article 6 shall be construed to relieve any Related Person from any fiduciary obligation imposed by law.

7.             Evaluation of Certain Proposals by the Board of Directors.  The board of directors of the Corporation, when evaluating any proposal from another party to (a) make a tender offer for securities of the Corporation, (b) merge or consolidate the Corporation with another corporation, (c) purchase or otherwise acquire substantially all of the properties or assets of the Corporation, (d) engage in any transaction of the sort specified in paragraph (a) of Article 6 of these Articles of Incorporation, or (e) engage in any other transaction having a similar effect upon the properties, operations or control of the Corporation, shall, in connection with the exercise of its judgment in determining what is the best interests of the Corporation and its shareholders, give due consideration to the following:

(i)            the character, integrity, business philosophy and financial status of the other party or parties to the transaction;

(ii)           the consideration to be received by the Corporation or its shareholders in connection with such transaction, as compared to:  (a) the current market price or value of the Corporation’s properties or securities; (b) the estimated future value of the Corporation, its properties or securities; and (c) such other measures of the value of the Corporation, its properties or securities as the directors may deem appropriate.

(iii)          the projected social, legal and economic effects of the proposed action or transaction upon the Corporation, its employees, suppliers and customers and the communities in which the Corporation does business;

(iv)          the general desirability of the Corporation’s continuing as an independent entity; and

(v)           such other factors as the board of directors may deem relevant.

8.             Directors

(a)           Number, Election and Term.  The number of the directors of the Corporation shall be fixed from time to time by or pursuant to the Bylaws of the Corporation.

The directors shall be classified with respect to the time for which they severally hold into three classes, as nearly their equal in number as possible, as shall be provided in the manner specified in the bylaws of the Corporation.  At the annual meeting of shareholders held in 1990, one class shall be originally elected for a term expiring at the annual meeting of shareholders to be held in 1991, another class shall be originally elected for a term expiring at the annual meeting of shareholders to be held in 1992, and another class shall be originally elected for a term expiring at the annual meeting of shareholders to be held in 1993, with the members of each class to hold office until their successors are elected and qualified.  At each succeeding annual meeting of the shareholders of the Corporation, the successors of the class of directors whose term expires at that meeting shall, subject to paragraph (c) of this Article 8, be elected by plurality vote of all votes cast at such meeting to hold office for a term expiring at the annual meeting of shareholders held in the third year following the year of their election.

(b)           Vacancies.  Vacancies in the board of directors, including vacancies resulting from an increase in the number of directors, shall be filled only by a majority of the directors then in office, though less than a quorum, and each person so elected shall be a director to serve for the balance of the unexpired term and until his successor is duly elected and qualified.

(c)           Cumulative Voting in Certain Circumstances

(i)            Except as and to the extent otherwise provided in this paragraph (c) shareholders of the Corporation shall not be entitled to cumulative voting rights in any election of directors of the Corporation.

(ii)           There shall be cumulative voting in any election of directors of the Corporation on or after the occurrence of both of the following events:

(A)          the public announcement (which, for purposes of this definition, shall include, without limitation, a report filed pursuant to Section 13(d) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), by the Corporation or a 40% Shareholder that a 40% Shareholder has become such.

and

(B)           such 40% Shareholder makes, or in any way participates in, directly or indirectly, any “solicitation” of “proxies” (as such terms are defined or used in Regulation 14A under the Exchange Act) or becomes a “participant” in any “election contest” (as such terms are defined or used in Rule 14a-11 of the Exchange Act) with respect to the Corporation; seeks to advise or influence any person (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to the voting of any securities of the Corporation: or executes any written consent in lieu of a meeting of holders of the Voting Stock.

“40% Shareholder” shall mean any Person who or which, together with all Affiliates and Associate of such Person, shall be the Beneficial Owner of 40% or more of the Voting Stock but shall not include (i) the Corporation, (ii) any wholly owned Subsidiary, (iii) any employee benefit plan of the Corporation or of any Subsidiary, or (iv) any Person holding securities of the Corporation for or pursuant to the terms of any such plan.

Notwithstanding the foregoing, no Person shall become a “40% Shareholder” as the result of an acquisition of Common Stock by the Corporation which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 40% or more of the Voting Stock; provided, however, that if a Person who would otherwise be a 40% Shareholder but for the provisions of this sentence shall, after such share purchases by the Corporation, become the Beneficial Owner of any additional Voting Stock then such Person shall be deemed to be a “40% Shareholder.”

(iii)          Certain Definitions.  For purposes of this Article 8:

“Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in rule 12b-2 of the General Rules and Regulations under the Exchange Act as in effect on May 3, 1990.

A Person shall be deemed the “Beneficial Owner” of and shall be deemed to “beneficially own” any securities:

(A)          which such Person or any such Person’s affiliates or Associates beneficially owns, directly or indirectly:

(B)           which such Person or any of such Person’s Affiliates or Associates has (A) the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding (whether or not in writing), or upon the exercise of conversion rights, exchange rights, rights (other than the Rights granted pursuant to the Flip-In Rights Agreement and Flip-Over-Rights Agreement between the Corporation and American Stock Transfer & Trust Company, dated as of January 16, 1990), warrants or options, or otherwise or (B) the right to vote pursuant to any agreement, arrangement or understanding; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to beneficially own, securities tendered pursuant to a tender or exchange offer made by or on behalf of such Person or any of such Person’s Affiliates or Associates until such tendered securities are accepted for purchase or exchange; or

(C)           which are beneficially owned, directly or indirectly, by any other Person with which such Person or any of such Person’s Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any securities of the Corporation.

“Person” shall mean any individual, firm, corporation or other entity, and shall include any successor (by merger or otherwise) of such entity.

“Subsidiary” shall mean any corporation or other entity of which a majority of the voting power of the voting equity securities or equity interest is owned, directly or indirectly, by the Corporation.

“Voting Stock” means Common Stock and any other securities of the Corporation entitled to vote generally for the election of directors or any security convertible into or exchangeable for or exercisable for the purchase of Common Stock or other securities of the Corporation entitled to vote generally for the election of directors.

9.             Uncertificated Shares.  Any and all classes or series of shares of capital stock of the Corporation, or any part thereof, may be represented by uncertificated shares to the extent determined by the board of directors, except as required by applicable law, including that shares represented by a certificate that is issued and outstanding shall continue to be represented thereby until the certificate is surrendered to the Corporation.  Within a reasonable time after the issuance or transfer of uncertificated shares, the Corporation shall send to the registered owner thereof a written notice containing the information required by applicable law to be set forth or stated on certificates.  Except as otherwise expressly provided by law, the rights and obligations of the holders of shares represented by certificates and the rights and obligations of the holders of uncertificated shares of the same class and series shall be identical.

10.           Vote Required for Amendment of Articles 6, 7, 8 or 10. Any provision in these Articles of Incorporation or in the Bylaws of the Corporation to the contrary notwithstanding, no provisions of Articles 6, 7, 8 or 10 of these Articles shall be altered, amended, supplemented or repealed by the shareholders of the Corporation, and no provision of the Bylaws or of these Articles of Incorporation inconsistent with such provisions shall be adopted by the shareholders of the Corporation, except by the affirmative vote of the holders of at least 80% of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, considered for this purpose as one class.